Exhibit 10.1

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is entered into as of April 8, 2025 (the “Effective Date”) by and among Aimfinity Investment Corp. I, a Cayman Islands exempted company (the “SPAC”), Aimfinity Investment Merger Sub I, a Cayman Islands exempted company (“PubCo”), Docter Inc., a Delaware corporation (“Target”), and I-Fa Chang, a Taiwanese national (the “Holder”).

WHEREAS, the SPAC, PubCo, Target and Aimfinity Investment Merger Sub II, Inc., a Delaware subsidiary of the PubCo, have entered into an agreement and plan of merger (as amended from time to time, the “Merger Agreement”) providing for the business combination between the SPAC and the Target (the “Business Combination”);

WHEREAS, at the closing of the Business Combination, Docter will become wholly owned subsidiary of PubCo and the PubCo shall be renamed as “Inkwater Holding Inc.”;

WHEREAS, as of the date hereof, the SPAC has issued the following promissory note to the Holder:

(a) 1 promissory note, dated December 8, 2023 (the “Note 1”), the form of which is set forth in Exhibit A, pursuant to which the Holder would loan the SPAC up to $500,000 to be used as working capital of the SPAC;

(b) 1 promissory note, dated April 4, 2024 (the “Note 2”), with the same terms as Note 1 except as to the date of the note, pursuant to which the Holder would loan the SPAC up to $500,000 to be used as working capital of the SPAC;

(c) 1 promissory note, dated October 21, 2024 (the “Note 3”, together with Note 1 and Note 2, the “Working Capital Notes”), with the same terms as Note 1 except as to the date of the note and the amount, pursuant to which the Holder would loan the SPAC up to $1,500,000 to be used as working capital of the SPAC;

(d) 9 promissory notes, from July 2023 to March 2024, each (a “First EGM Extension Note”) in the amount of $85,000 with substantially the same terms as set forth in the form in Exhibit B, pursuant to which the Holder deposited $85,000 for each month to the trust account (the “Trust Account”) of the SPAC, maintained by U.S. Bank, N.A. as the trustee for the benefits of the public shareholders of the SPAC, to allow the SPAC to extend its deadline for completing an initial business combination for 9 one-month extensions from July 28, 2023 to April 28, 2024;

(e) 9 promissory notes, from April 2024 to December 2024, each (a “Second EGM Extension Note”) in the amount of $60,000 with substantially the same terms as set forth in the form in Exhibit C, pursuant to which the Holder deposited $60,000 for each month to the Trust Account, to allow the SPAC to extend its deadline for completing an initial business combination for 9 one-month extensions from April 28, 2024 to January 28, 2025;

(f) 3 promissory notes, from January 2024 to March 2024, each (a “Third EGM Extension Note”, together with all First EGM Extension Notes and Second EGM Extension Notes, the “Extension Notes”) issued to Mr. Chang in the amount of $55,823.80 with substantially the same terms as set forth in the form in Exhibit D, pursuant to which the Holder deposited $55,823.80 for each month to the Trust Account, to allow the SPAC to extend its deadline for completing an initial business combination for 3 one-month extensions from January 28, 2025 to April 28, 2025;

WHEREAS, as of February 28, 2025, an aggregate of $1,202,852 of working capital loans have been outstanding and accrued under the Working Capital Notes (together with the Extension Notes, the “SPAC Notes”), and further working capital loans has been provided and may be further provided by the Holder to the SPAC under the Working Capital Notes between February 28, 2025 and the closing of the Business Combination, which have yet to be accounted for and accrued on the capital account of the SPAC at this time.

WHEREAS, as of March 28, 2025, an aggregate of $1,472,471.40 of extension payments have been outstanding and accrued under the Extension Notes.

WHEREAS, as provided in the final prospectus (the “Final Prospectus”) of the SPAC filed with the U.S. Securities and Exchange Commission (File No. 333-263874) in connection with the initial public offering of the SPAC, the directors, officers, Aimfinity Investment LLC (the “Sponsor”), or the affiliates or designees of the foregoing may loan working capital to the Company, in exchange for the receipt of promissory notes to be issued to such persons, enabling such persons to convert such promissory notes, in whole or in part, into private units (the “Private Units”) of the SPAC, that are identical to The Private Units issued by the SPAC in the private placement consummated simultaneously with the SPAC’s initial public offering, with such conversion being an amount determined by dividing (x) the sum of the outstanding principal amount payable to such persons by (y) $10.00, although such issued Private Units shall not exceed 150,000 Private Units.

WHEREAS, pursuant to Section 9.6 of the Merger Agreement, the Parties hereto intend to enter into this agreement as a Transaction Financing (as defined in the Merger Agreement) to support and facilitate the closing of the Business Combination;

WHEREAS, in connection with the closing of the Business Combination, the Parties hereto wish to: (x) pursuant to the Final Prospectus, exchange all $1,472,471.40 of extension payments under the Extension Notes and $27,528.60 of working capital loans under the Working Capital Notes for 150,000 Private Units of the SPAC, as of the date hereof, which shall be converted into 150,000 ordinary shares of PubCo, par value $0.001 (the “Ordinary Shares”), and 225,000 warrants of PubCo; (y) exchange any remaining portion of the working capital loans that remain outstanding as of the closing of the Business Combination, less the $27,528.60 exchanged as of the date hereof, to such number of Ordinary Shares (the “Repayment Shares”), at an exchange rate of $10.00 per share, with a fraction of an ordinary Share rounded down to the nearest whole number.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.	Issuance of Repayment Shares / Termination of the applicable SPAC Notes. As of the date hereof, (x) the SPAC shall issue to the Holder an aggregate of 150,000 Private Units (the “Working Capital Units”) in book entry form and, upon such issuance, (y) all Extension Notes shall be deemed to be terminated with all outstanding balance thereunder deemed repaid in full, and (z) the outstanding balance of the Working Capital Notes shall be reduced by $27,528.60 with such amount deemed repaid. Any certificate or certificates or book entry account statement or statements evidencing the Working Capital Units shall be subject to a legend or legends restricting transfer under the United States Securities Act of 1933 (as amended, the “Securities Act”) until the closing of the Business Combination (upon which time, the Working Capital Units shall be cancelled in exchange for 150,000 Ordinary Shares and 225,000 warrants of the PubCo).

2.	Issuance of Repayment Shares / Termination of the Note. Concurrently with the closing of the Business Combination, PubCo shall issue to the Holder such Repayment Shares in book entry form and, upon such issuance, the Note shall be deemed to be terminated and all remaining outstanding balance of the Working Capital Notes (as reduced by Section 1 hereof) shall be deemed to be repaid in full. Any certificate or certificates or book entry account statement or statements evidencing the Repayment Shares shall be subject to a legend or legends restricting transfer under the Securities Act until such time as the Repayment Shares have been sold pursuant to an effective registration statement or an exemption therefrom under the Securities Act.

3.	Release. The Holder, for himself, and on behalf of his affiliates, and any of their respective officers, directors, employees, agents, representatives, successors, members, managers, partners and permitted assigns (each a “Waiving Party”), acknowledges and agrees that, in the case that the closing of the Business Combination occurs, and effective at the closing of the Business Combination, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action he, she or it may have as of the date hereof against the SPAC, PubCo or Docter and any subsidiaries, affiliates, or any subsidiary or affiliate’s respective officers, directors, employees, agents, representatives, successors and permitted assigns (the “Released Parties”) relating to or arising from the Notes, any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection therewith, or as a result of any of the transactions contemplated thereby, whether arising under, or based upon, any applicable federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived by the Waiving Parties.

4.	Contractual Lock-Up. Notwithstanding any provisions of this Agreement, the Holder acknowledge and confirm that it will enter into a lock-agreement, the form of which is set forth as Annex C to the Merger Agreement, with the PubCo at the closing of the Business Combination.

5.	Relationship to the terms of the Notes. This Agreement shall be deemed to be an amendment or waiver of the Notes to the extent that there is any conflict between any provisions of this Agreement or of any Note. To the extent that any conflict arises between the terms of this Agreement or of the Notes, this Agreement shall govern.

6.	General Provisions.

(a)	Governing Law, Waiver of Jury Trial. This Agreement shall be governed by and construed under the laws of the State of New York without regard to the choice of law principles thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York located in The City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or therewith or with any transaction contemplated hereby or thereby, and hereby irrevocably waives any objection that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)	Notices. All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) business days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) business day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified at such party’s address as set forth on the signature page hereto, or as subsequently modified by written notice

(c)	Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Notwithstanding any other provision of this Agreement, however, the PubCo and Docter, in each case, shall be deemed to be the third party beneficiary of the Agreement.

(d)	Modification and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Holder and the Company parties. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(e)	Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

(f)	Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled. The Holder acknowledges and agrees that none of the Company parties or any other Person has made or makes any express or implied representation or warranty, either written or oral, on behalf of the Company parties (including without limitation any representation or warranty as to the accuracy or completeness of any information regarding the Company parties furnished or made available to Holder) except for the representations and warranties expressly set forth in this Agreement.

(g)	Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(h)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

AIMFINITY INVESTMENT CORP. I

By:	/s/ I-Fa Chang
Name:	I-Fa Chang
Title:	Chief Executive Officer and Director

AIMFINITY INVESTMENT MERGER SUB I

By:	/s/ I-Fa Chang
Name:	I-Fa Chang
Title:	Chief Executive Officer and Director

Agreed to and Acknowledged by:

HOLDER

By:	/s/ I-Fa Chang
Name:	I-Fa Chang

Agreed to and Acknowledged by:

DOCTER INC.

By:	/s/ Hsin-Ming Huang
Name:	Hsin-Ming Huang
Title:	Chief Executive Officer and Director

7